As filed with the Securities and Exchange Commission on January 29, 2013

Registration No. 333-186110

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PERFORMANT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	20-0484934
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

333 North Canyons Parkway

Livermore, California 94551

(925) 960-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa Im

Chief Executive Officer

333 North Canyons Parkway

Livermore, California 94551

(925) 960-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blair W. White, Esq.	Joshua N. Korff, Esq.
David E. Lillevand, Esq.	Michael Kim, Esq.
Matthew Hallinan, Esq.	Kirkland & Ellis LLP
Pillsbury Winthrop Shaw Pittman LLP	601 Lexington Avenue
Four Embarcadero Center, 22nd Floor	New York, New York 10022
San Francisco, California 94111	(212) 446-4800
(415) 983-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Amendment No. 2 to Performant Financial Corporation’s Registration Statement on Form S-1 (Registration No. 333-186110) (the “Registration Statement”) is being filed for the purpose of amending Item 13 and Item 16 of Part II of the Registration Statement and to file the XBRL exhibits indicated in Item 16.

This Amendment No. 2 does not modify any of Part I of the Registration Statement. Accordingly, Part I of the Registration Statement has been omitted and this Amendment No. 2 consists of only the cover page, this explanatory note and Part II of the Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$12,408

Financial Industry Regulatory Authority filing fee	14,145

Blue Sky fees and expenses	15,000

Accounting fees and expenses	90,000

Legal fees and expenses	350,000

Printing and engraving expenses	90,000

Registrar and Transfer Agent’s fees	11,600

Total	$583,153

Item 14.	Indemnification of Directors and Officers

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s amended and restated bylaws, attached as Exhibit 3.2(b) hereto, provide that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the Registrant has entered into separate indemnification agreements, attached as Exhibit 10.1 hereto, with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15.	Recent Sales of Unregistered Securities

Since May 1, 2009, the Registrant has sold the following unregistered securities:

(1) In August 2009, the Registrant granted options under the 2007 Stock Option Plan to purchase 800,000 common shares to officers and employees at a price of $1.175 per share for an aggregate purchase price of $940,000.

(2) In February 2010, the Registrant granted options under the 2007 Stock Option Plan to purchase 10,000 common shares to employees at a price of $1.50 per share for an aggregate purchase price of $15,000.

(3) In October 2011, the Registrant granted options under the 2007 Stock Option Plan to purchase 50,000 common shares to directors at a price of $5.25 per share for an aggregate purchase price of $262,500.

(4) In November and December 2011, the Registrant granted options under the 2007 Stock Option Plan to purchase 130,000 common shares to employees and directors at a price of $5.60 per share for an aggregate purchase price of $728,000.

(5) In March 2012, the Registrant granted options under the 2007 Stock Option Plan to purchase 100,000 common shares to employees at a price of $5.65 per share for an aggregate purchase price of $565,000.

(6) In March 2012, the Registrant issued an aggregate of 215,044 shares of common stock with a deemed value of $2,795,572 to FTP Securities LLC as consideration for financial services rendered.

(7) In August 2012, the Registrant issued an aggregate of 103,500 shares of common stock with a deemed value of $931,500 to FTP Securities LLC as consideration for financial services rendered.

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance Rule 701 promulgated under Section 3(b) of the Securities Act or on Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1*	Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering

3.2*	Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering

4.2*	Amended and Restated Registration Rights Agreement, dated as of August 15, 2012, among the Registrant and the persons listed therein

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1*	Form of Indemnification Agreement between the Registrant and its officers and directors

10.2*	2004 Equity Incentive Plan and form of agreements thereunder

10.3*	2004 DCS Holdings Stock Option Plan and form of agreements thereunder

10.4*	2007 Stock Option Plan and form of agreements thereunder

10.5*	Recovery Audit Contractor contract by and between Diversified Collection Services, Inc. and Center for Medicare and Medicaid Services dated as of October 3, 2008, as amended

10.6*	Credit Agreement, dated as of March 19, 2012, by and among DCS Business Services, Inc., the Lenders Party Hereto, Madison Capital Funding LLC, and ING Capital

10.7*	Form of Change of Control Agreement, as amended

10.8*	Employment Agreement between the Registrant and Lisa Im, dated as of April 15, 2002, as amended

10.9*	Employment Agreement between the Registrant and Jon D. Shaver, dated as of March 31, 2003, as amended

10.10*	Repurchase Agreement between the Registrant and Lisa C. Im, dated as of July 3, 2012

10.11*	Repurchase Agreement between the Registrant and Dr. Jon D. Shaver, dated as of July 3, 2012

10.12*	Director Nomination Agreement between the Registrant and Parthenon DCS Holdings, LLC dated as of July 20, 2012

10.13*	Advisory Services Agreement between Diversified Collection Services, Inc. and Parthenon Capital, LLC dated as of January 8, 2004, as amended

10.14*	Termination of the Advisory Services Agreement between Diversified Collection Services, Inc. and Parthenon Capital, LLC dated as of January 8, 2004, as amended, dated as of April 13, 2012

10.15*	2012 Stock Incentive Plan

21.1*	List of Subsidiaries

23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (see page II - 5 to this Registration Statement on Form S-1)

101.INS(1)	XBRL Instance Document

Exhibit Number	Description
101.SCH(1)	XBRL Taxonomy Extension Scheme

101.CAL(1)	XBRL Taxonomy Extension Calculation Linkbase

101.DEF(1)	XBRL Extension Definition Linkbase Document

101.LAB(1)	XBRL Taxonomy Extension Label Linkbase

101.PRE(1)	XBRL Taxonomy Extension Presentation Linkbase

*	Incorporated by reference to the Company’s Registration Statement on Form S-1 (333-182529)
**	Previously filed
(1)

In accordance with Rule 406T of Regulation S-T, the XBRL-related information in these exhibits shall be deemed “furnished” and not “filed” and such exhibits will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(b)	Financial Statement Schedules.

Financial statement schedule II is included on page F-23. All other schedules are omitted because they are not required, or not applicable or the information is included in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livermore, State of California, on the 29th day of January, 2013.

PERFORMANT FINANCIAL CORPORATION

By	/s/ Lisa C. Im
Lisa C. Im Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lisa C. Im Lisa C. Im	Chief Executive Officer (Principal Executive Officer) and Director	January 29, 2013

/s/ Hakan L. Orvell Hakan L. Orvell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2013

* Dr. Jon D. Shaver	Chairman of the Board and Director	January 29, 2013

* Todd R. Ford	Director	January 29, 2013

* Brian P. Golson	Director	January 29, 2013

* William D. Hansen	Director	January 29, 2013

* William C. Kessinger	Director	January 29, 2013

* Jeffrey S. Stein	Director	January 29, 2013

*By	/s/ Hakan L. Orvell
Hakan L. Orvell Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1*	Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering

3.2*	Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering

4.2*	Amended and Restated Registration Rights Agreement, dated as of August 15, 2012, among the Registrant and the persons listed therein

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1*	Form of Indemnification Agreement between the Registrant and its officers and directors

10.2*	2004 Equity Incentive Plan and form of agreements thereunder

10.3*	2004 DCS Holdings Stock Option Plan and form of agreements thereunder

10.4*	2007 Stock Option Plan and form of agreements thereunder

10.5*	Recovery Audit Contractor contract by and between Diversified Collection Services, Inc. and Center for Medicare and Medicaid Services dated as of October 3, 2008, as amended

10.6*	Credit Agreement, dated as of March 19, 2012, by and among DCS Business Services, Inc., the Lenders Party Hereto, Madison Capital Funding LLC, and ING Capital

10.7*	Form of Change of Control Agreement, as amended

10.8*	Employment Agreement between the Registrant and Lisa Im, dated as of April 15, 2002, as amended

10.9*	Employment Agreement between the Registrant and Jon D. Shaver, dated as of March 31, 2003, as amended

10.10*	Repurchase Agreement between the Registrant and Lisa C. Im, dated as of July 3, 2012

10.11*	Repurchase Agreement between the Registrant and Dr. Jon D. Shaver, dated as of July 3, 2012

10.12*	Director Nomination Agreement between the Registrant and Parthenon DCS Holdings, LLC dated as of July 20, 2012

10.13*	Advisory Services Agreement between Diversified Collection Services, Inc. and Parthenon Capital, LLC dated as of January 8, 2004, as amended

10.14*	Termination of the Advisory Services Agreement between Diversified Collection Services, Inc. and Parthenon Capital, LLC dated as of January 8, 2004, as amended, dated as of April 13, 2012

10.15*	2012 Stock Incentive Plan

21.1*	List of Subsidiaries

23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (see page II - 5 to this Registration Statement on Form S-1)

101.INS(1)	XBRL Instance Document

Exhibit Number	Description
101.SCH(1)	XBRL Taxonomy Extension Scheme

101.CAL(1)	XBRL Taxonomy Extension Calculation Linkbase

101.DEF(1)	XBRL Extension Definition Linkbase Document

101.LAB(1)	XBRL Taxonomy Extension Label Linkbase

101.PRE(1)	XBRL Taxonomy Extension Presentation Linkbase

*	Incorporated by reference to the Company’s Registration Statement on Form S-1 (333-182529)
**	Previously filed
(1)

In accordance with Rule 406T of Regulation S-T, the XBRL-related information in these exhibits shall be deemed “furnished” and not “filed” and such exhibits will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.